Exhibit 99.2

From: Matt Salzberg
To: All Employees
Date: November 30, 2017
Subject: Company Announcement

Blue Apron Team,

I have some important news to share with you: I have decided to step down as CEO of Blue Apron.  I will continue to serve the company as Executive Chairman, and believe that acting in this capacity is the best way for me to contribute to Blue Apron’s success. In my place, the Board and I have decided to appoint Brad Dickerson as our new CEO.

Founding Blue Apron and serving as its CEO has been the most rewarding experience of my career. From the humble idea of making incredible home cooking accessible to everyone, the company has grown into something far bigger and more significant than I could have ever imagined.  At a time when fast food dominates our diets, and addiction to technology clouds our minds, it is more important than ever to maintain the moments of human connection that home cooking represents.

It is for this reason that our work at Blue Apron has resonated, and millions of Americans have become devotees.  I know in my life, Blue Apron has been transformative, teaching my wife and me how to cook, and forming the foundation of teamwork early in our relationship. In our wedding vows, my wife promised to always “wash and dry the fresh produce” right alongside her promise to always love me. Recently we had children, and of course, our daughter’s first meal was Blue Apron-grown sweet potato.

Our story isn’t unique.  Millions of Americans across the country have seen the transformative impact that home cooking can have, and shared their stories with us.  You hear these stories frequently on our “daily feel good” distribution list—testimonials that Blue Apron has changed a customer’s life, saved a marriage, been part of an engagement, and even helped cope with family tragedy. A home cooked meal can be powerful.

As a business, what we have accomplished is also incredible—with few companies ever achieving what we have in just 5 short years. We pioneered an entirely new category of products, and have consistently been the #1 brand in terms of awareness and market share. We’ve served over 200 million meals to millions of Americans, growing revenue from nothing to over $900 million over the last four quarters.  We’ve been innovative with new products, being the first to launch a family plan, the first to launch a cooking supplies marketplace, and the first to expand into wine.

We’ve built a hard-to-replicate and one-of-a-kind supply chain, working with hundreds of small and medium-sized farms to bring specialty produce and artisanal products to our customers.  We’ve differentiated by investing in automated production capabilities in an effort to bring down our costs, make high-quality food more affordable, and provide strategic advantage versus our competitors.  And we’ve done all of this while holding ourselves to a higher standard for food quality, building supply of organic and non-GMO products, sustainable seafood, better agricultural practices, and pasture-raised, humane meats.

Four months ago, we took the company public.  An accomplishment in and of itself, our IPO was a way to provide Blue Apron a permanent and long-term capital structure so our work can continue long past my tenure as CEO. While our public market performance has fallen short of my expectations, I believe it is primarily because of the near-term challenges and uncertainty created with the launch of our Linden fulfillment center.  Beyond this news, it is easy to forget how little has really changed in this short period of time.

Thankfully, I am encouraged by the progress we have made in Linden, and Brad is well positioned to continue building on this momentum.  Since we completed the transition of volume from our Jersey City center to Linden less than two months ago, our On-Time-In-Full rates in Linden have improved to be in line with our other fulfillment centers.  Additionally, as expected, our margins since the end of the third quarter have significantly improved.

The Board and I feel fortunate that we have an executive of Brad’s caliber to serve as our next CEO. Brad has significant experience working with the public markets, operating at scale and delivering value to shareholders.  He also has a keen understanding of what is required to improve our financial performance, with EBITDA profitability being a priority for us. He will continue to invest behind our existing strategy—targeting lifetime value improvements through margin execution, as well as product innovation to address new customer segments and grow revenue per customer. Maybe most importantly, Brad is a passionate believer in our mission and the potential of our incredible team.  The company is in good hands.

Finally, I want to thank you, our employees, for your dedication and passion.  You impress me every day, and it will be your hard work that will ultimately make Brad successful in his new role.  I know that the past 4 months have been difficult, and I appreciate the renewed focus and energy you have shown in helping to solve our challenges.  Working with this group has been a true privilege, and one I will never forget.

I’m as optimistic as ever about our company’s prospects and am as motivated as ever to contribute to the company’s success, albeit in this new and different role for me.  I’ll continue to be available and would be happy to get together if you shoot me an email at my Blue Apron address.

Thanks,

Matt